Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 Nos. 333-146819 and 333-155730 of MFA Financial, Inc. and in the related Prospectuses, and in the Registration Statements on Form S-8 Nos. 333-39772, 333-67758 and 333-121365 pertaining to the Amended and Restated 2004 Equity Compensation Plan of MFA Financial, Inc.,  of our reports dated February 11, 2010, with respect to the consolidated financial statements of MFA Financial, Inc. and the effectiveness of internal control over financial reporting of MFA Financial, Inc. both included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ ERNST & YOUNG LLP

New York, New York
February 11, 2010